A SPECIAL LETTER TO SHAREHOLDERS OF PUTNAM FEDERAL INCOME TRUST
May 9, 1994
Dear Shareholder:

You recently received a proxy statement requesting your vote on matters relating to Putnam Federal Income Trust. Our records show you have not yet voted. Your vote is very important. In the next several days, representatives of the Fund will try to contact you by telephone to receive your voting instructions.

The proxy statement sent to you included a proposal to allow the Fund to issue additional classes of shares. Offering multiple classes of shares give investors different ways to pay sales charges. NEW CLASSES OF SHARES WOULD NOT AFFECT THE FUND'S CURRENT SHAREHOLDERS.

Currently, the Fund offers only one class of shares, which you own and which are normally subject to a sales charge at the time of purchase. Additional classes of shares could include a class of shares sold without an initial sales charge but that would have a contingent deferred sales charge and higher distribution fees.

Shareholders sometimes ask why a fund offers multiple classes of shares. Multiple classes of shares with different sales charge arrangements offer investors a greater range of choices. This also has the potential to increase the size of the fund, which could help reduce per share operating expenses by spreading expenses over a larger number of shares. The important thing to remember is that the proposal would not affect any of the shares that you now own.

At your Fund's shareholder meeting last week, action on this proposal was adjourned until June 2 to permit solicitation of additional proxies. As part of this effort, the Fund is offering shareholders like yourself who have not yet voted the opportunity to use our vote-by-phone program. (See the back of this letter.) In closing, we ask you to consider this proposal carefully. Your vote is important to us. Thank you.


Sincerely,

INFORMATION ON PUTNAM INVESTMENTS' VOTE-BY-PHONE PROGRAM:

The telephone voting procedure is designed to authenticate your identity, to allow you to authorize the voting of your shares in accordance with your instructions and to confirm that your instruction have been properly recorded. If these procedures were subject to successful legal challenge, such votes would not be counted at the Fund's shareholder meeting to be held on June 2, 1994. The Fund has not sought to obtain an opinion of counsel on this matter and we are unaware of any such challenge at this time.
We will call you on a recorded line at the phone number Putnam Investments has in its records for your account, and ask you for your Social Security number or other identifying information.
You will then be given an opportunity to authorize proxies to vote your shares at the meeting in accordance with your instruc tions. To ensure your instructions have been recorded correctly, you will also receive a confirmation of your instructions in the mail.

A special toll-free number will be available in case the informa-

tion contained in the confirmation is incorrect. If you decide after you have voted that you want to attend the Fund's share holder meeting in person, you can revoke your proxy at that time and vote your shares at the meeting. If you no longer have a copy of your proxy statement, you can call us at xxx-xxx-xxxx and a copy will be promptly forwarded to you.

                              William N. Shiebler
                              Senior Managing Director

                              Putnam Mutual Funds
                              President
                              One Post Office Square
                              Boston, Massachusetts 02109

PUTNAMINVESTMENTS

May 9, 1994

Dear Investment Colleague:

In March, we mailed proxy materials to shareholders of Putnam Convertible Income-Growth Trust, Putnam Tax-Free High Yield Fund and Putnam Federal Income Trust, asking for their votes on various issues. As of today, we have not received a sufficient number of returned proxies to pass some of the issues in question.

As a result, we are mailing letters (attached) to the sharehold ers of these funds who did not return their proxies to explain these items and to inform them of an upcoming opportunity to vote-by-phone. We will not be contacting shareholders who voted no or who abstained. A few days after the shareholder letters arrive, we will be calling them regarding the opportunity to vote-by-phone. Telephone solicitation and voting is common practice when time is of the essence.

     The issues at hand are:

     * PUTNAM CONVERTIBLE INCOME-GROWTH TRUST - Approval of a management fee increase

     * PUTNAM TAX-FREE HIGH YIELD FUND - Approval of a management fee increase

     * PUTNAM FEDERAL INCOME TRUST - Approval of additional classes of shares

Should you have any questions on these issues, please call a Putnam Broker Operations representative at 1-800-354-2228.

Sincerely,


William N. Shiebler